Exhibit 99.1

Shore Bancshares, Inc. and The Community Financial Corporation Announce Merger of Equals;

Creates One of Maryland’s Top Community Banks with Approximately $6 Billion in Assets

Highlights of the Announced Transaction:

•	Creates a bank holding company with approximately $6 billion in assets and a market capitalization of approximately $650 million

•	The combined company will have more than 40 branches, with leading and commanding market share positions in attractive Maryland markets and a growing presence in Virginia and Delaware

•	Significant EPS accretion for Shore

•	Attractive, low-cost core funding base

•	Like-minded institutions with strong cultural alignment and a deep commitment to shareholders, customers, employees, and the communities served by Shore and TCFC

•	Meaningful value creation to shareholders and strong pro forma profitability

•	Increased trading liquidity for both companies and increased dividends for TCFC shareholders

Easton, Maryland and Waldorf, Maryland, December 14, 2022 - Shore Bancshares, Inc. (NASDAQ: SHBI) (“Shore”), the holding company of Shore United Bank, N.A. and The Community Financial Corporation (NASDAQ: TCFC) (“TCFC”), the holding company of Community Bank of the Chesapeake, today announced they have entered into a definitive agreement under which TCFC will merge with and into Shore in an all-stock transaction valued at approximately $254.4 million, or $44.71 per share of TCFC common stock, based on a closing price for Shore’s common stock of $19.20 as of December 13, 2022. The transaction is expected to be over 40% accretive to Shore’s EPS in 2024. The combined company will have total assets of approximately $6.0 billion on a pro forma basis as of the assumed closing date of June 30, 2023.

Lloyd L. “Scott” Beatty, President and Chief Executive Officer of Shore, commented, “This combination creates a solid and very promising future for the combined organization. We are bringing together two well-known financial services brands that focus on providing remarkable client experiences, helping individuals and businesses reach their financial goals. The combined bank will remain committed to our employees and the relationships that they have developed over decades of serving our communities. The shareholders of Shore and TCFC should benefit from the pro forma profitability metrics that should continue to drive shareholder value. An important consideration for this combination was to find a successor for me. Jimmy Burke is not only a capable banker, but he has also been a banker in Maryland for a long time. He has proven that he is worthy of taking over as President and CEO of the combined company at closing. Clearly Jimmy shares the same philosophy and values as we do at Shore United Bank.”

James M. (“Jimmy”) Burke, President and Chief Executive Officer of TCFC, commented, “Shore and TCFC are both community-focused organizations, with similar cultures and visions for the future. Our combined size and resources will significantly enhance our scale and ability to help customers through higher loan limits, greater investment in technology and increased career opportunities for employees. This will allow the combined bank to continue to deepen its presence in our core markets and will also allow us to expand more effectively in the markets that we wish to serve. I am honored by the trust and confidence that Scott Beatty and the Board of Directors has placed in me by appointing me to be the President and Chief Executive Officer of the combined company. Scott has successfully led Shore through significant organic and strategic growth through his tenure. I am proud to succeed Scott to lead a talented management team. We will execute a business strategy with a focus on delivering exceptional customer service and increasing shareholder value while continuing to honor our community values.”

Transaction Details

Under the terms of the definitive agreement, which was unanimously approved by the boards of directors of both companies, holders of TCFC common stock will have the right to receive 2.3287 shares of Shore common stock. Existing Shore shareholders will own approximately 60% of the outstanding shares of the combined company and TCFC shareholders are expected to own approximately 40%.

Name, Branding, Headquarters and Markets

The combined company will trade under the Shore ticker symbol “SHBI” on the Nasdaq Global Select Market, will operate under the “Shore Bancshares, Inc.” name, and the combined bank will operate under the “Shore United Bank, N.A.” name. The administrative headquarters of the combined company will be located in Easton, Maryland.

The combined company will operate a desirable, contiguous footprint throughout the Delmarva Peninsula, Southern Maryland, the Greater Baltimore-Washington area and Central Virginia with plans to expand into attractive neighboring counties such as Prince George’s County, Maryland.

Governance and Leadership

The combined company’s board of directors will have twenty directors, consisting of twelve directors from Shore (which will include four representatives from the former Severn Bancorp, Inc. previously acquired by Shore) and eight directors from TCFC.

•	Alan J. Hyatt, Shore’s current Chairman, will continue to serve as Chairman of the combined company board of directors.

•	Austin J. Slater, Jr., TCFC’s current Chairman, will serve as Vice Chairman of the combined company board of directors.

The combined company will be led by a well-respected management team that is comprised of individuals with significant financial services experience.

•	James M. Burke, TCFC’s current President and Chief Executive Officer, will serve as President and Chief Executive Officer of the combined company.

•	Donna J. Stevens, Shore’s current Chief Operating Officer, will continue to serve as Chief Operating Officer of the combined company.

•	Todd L. Capitani, TCFC’s current Chief Financial Officer, will serve as Chief Financial Officer of the combined company.

•	Andrea Colender, Shore’s current Chief Legal Officer, will continue to serve as Chief Legal Officer of the combined company.

•	B. Scot Ebron, TCFC’s current Chief Banking Officer, will serve as Chief Banking Officer of the combined company.

•	Charles “Charlie” Ruch, Shore’s current Chief Credit Officer, will continue to serve as Chief Credit Officer of the combined company.

•	The remainder of the executive team will draw from both Shore and TCFC.

Timing and Approvals

The transaction is expected to close late in the second quarter or early in the third quarter of 2023, subject to satisfaction of customary closing conditions, including regulatory approvals and shareholder approval from Shore and TCFC shareholders. TCFC directors and executive officers have entered into agreements with Shore pursuant to which they have committed to vote their shares of TCFC common stock in favor of the merger of TCFC with and into Shore. Shore directors and executive officers have entered into agreements with TCFC pursuant to which they have committed to vote their shares of Shore common stock in favor of the issuance of shares of Shore to TCFC shareholders in the merger. For additional information about the proposed merger of TCFC with and into Shore, shareholders are encouraged to carefully read the definitive agreement that will be filed with the Securities and Exchange Commission (“SEC”) today.

Advisors

Piper Sandler & Co. acted as financial advisor to TCFC and delivered a fairness opinion to the Board of Directors of TCFC. Kilpatrick Townsend & Stockton LLP served as legal counsel to TCFC. Keefe, Bruyette & Woods, A Stifel Company acted as financial advisor to Shore in the transaction and delivered a fairness opinion to the Board of Directors. Holland & Knight LLP served as legal counsel to Shore.

Investor Presentation Details

A presentation regarding the merger announcement will be filed with the SEC and made available at the SEC’s website, www.sec.gov, or by accessing Shore’s website at www.shorebancshares.com under the “Investor Relations” link and then under the heading “Documents.”

About Shore Bancshares, Inc.

Shore Bancshares, Inc. is the largest independent financial holding company headquartered on the Eastern Shore of Maryland. It is the parent company of Shore United Bank. The Bank operates 31 full-service branches, 32 ATMs, 5 loan production offices, and provides a full range of commercial and consumer banking products and services to individuals, businesses, and other organizations in Anne Arundel County, Baltimore County, Caroline County, Dorchester County, Howard County, Kent County, Queen Anne’s County, Talbot County and Worcester County in Maryland, Kent County and Sussex County in Delaware and in Accomack County, Virginia. The Company engages in trust and wealth management services through Wye Financial Partners, a division of Shore United Bank.

About The Community Financial Corporation

Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $2.4 billion as of September 30, 2022. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. TCFC’s branches are located at its main office in Waldorf, Maryland, and branch offices in Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and Fredericksburg - Downtown and Fredericksburg - Harrison Crossing, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, business plans and the future performance of Shore and TCFC. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “could,” “may,” “should,” “will” or other similar words and expressions are intended to identify these forward-looking statements. These forward-looking statements are based on Shore’s and TCFC’s current expectations and assumptions regarding Shore’s and TCFC’s businesses, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Any number of risks, uncertainties, or other factors such as the COVID 19 pandemic could affect Shore’s or TCFC’s future financial results and performance and could cause actual results or performance to differ materially from anticipated results or performance. Such risks and uncertainties include, among others: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive agreement and plan of merger between Shore and TCFC; the outcome of any legal proceedings that may be instituted against Shore or TCFC; delays in completing the proposed transaction; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction) or shareholder approvals, or to satisfy any of the other conditions to the proposed transaction on a timely basis or at all, including the ability of Shore and TCFC to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the possibility that the anticipated benefits of the proposed transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Shore and TCFC do business; the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the possibility that revenues following the proposed transaction may be lower than expected; the impact of certain restrictions during the pendency of the proposed transaction on the parties’ ability to pursue certain business opportunities and strategic transactions; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed transaction; the ability to complete the proposed transaction and integration of Shore and TCFC successfully; the dilution caused by Shore’s issuance of additional shares of its capital stock in connection with the proposed transaction; and the potential impact of general economic, political or market factors on the companies or the proposed transaction and other factors that may affect future results of Shore or TCFC. Except to the extent required by applicable law or regulation, each of Shore and TCFC disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information regarding Shore, TCFC and factors which could affect the forward-looking statements contained herein can be found in Shore’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and its other filings with the SEC, and in TCFC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and its other filings with the SEC. SEC filings are available free of charge on the SEC’s website at www.sec.gov.

Annualized, pro forma, projected, and estimated numbers in this document are used for illustrative purposes only, are not forecasts and may not reflect actual results.

Additional Information About the Merger and Where to Find It

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval with respect to the proposed transaction.

In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC that will include a joint proxy statement of TCFC and Shore and a prospectus of Shore, which will be distributed to the shareholders of TCFC and Shore in connection with their votes on the merger of TCFC with and into Shore and the issuance of Shore common stock in the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND JOINT PROXY STATEMENT/PROSPECTUS WHEN THEY BECOME AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE JOINT PROXY STATEMENT/PROSPECTUS) BECAUSE SUCH DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER AND RELATED MATTERS. Investors and security holders will be able to obtain these documents, and any other documents Shore and TCFC have filed with the SEC, free of charge at the SEC’s website, www.sec.gov, or by accessing Shore’s website at www.shorebancshares.com under the “Investor Relations” link and then under the heading “Documents,” or by accessing TCFC’s website at https://www.cbtc.com/about/investor-relations/. In addition, documents filed with the SEC by Shore or TCFC will be available free of charge by (1) writing Shore at 18 East Dover Street, Easton, MD 21601, Attention: Vance W. Adkins, or (2) writing TCFC at 3035 Leonardtown Road, Waldorf, MD 20601, Attention: Todd Capitani.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of Shore may be deemed to be participants in the solicitation of proxies from the shareholders of Shore in connection with the proposed transaction. Information about Shore’s directors and executive officers is included in the proxy statement for its 2022 annual meeting of Shore’s shareholders, which was filed with the SEC on April 11, 2022.

The directors, executive officers and certain other members of management and employees of TCFC may also be deemed to be participants in the solicitation of proxies in connection with the proposed transaction from the shareholders of TCFC. Information about the directors and executive officers of TCFC is included in the proxy statement for its 2022 annual meeting of TCFC shareholders, which was filed with the SEC on April 14, 2022.

Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. Free copies of this document may be obtained as described above.

For additional information or questions, please contact:

Lloyd L. “Scott” Beatty, Jr.	James M. Burke
President and Chief Executive Officer	President and Chief Executive Officer
Shore Bancshares, Inc.	The Community Financial Corporation
(410) 763-7800	(301) 645-5601

Edward C. Allen	Todd Capitani
Chief Financial Officer	Chief Financial Officer
Shore Bancshares, Inc.	The Community Financial Corporation
(410) 763-7800	(301) 645-5601

5